NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Mick Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS SECOND QUARTER 2010 RESULTS
Improved Profitability, Lower Provisioning, and Lower Nonperforming Assets Characterize Second Quarter 2010

EUGENE, Ore., July 21, 2010 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the second quarter ended June 30, 2010.

Second quarter highlights:
•	Achieved fourth consecutive quarter of profitability.
•	Achieved reduction in level of nonperforming assets.
•	Continued decline in the level of the provision for loan losses.
•	Strong growth in core deposits continued.
•	Total risk-based capital ratio of 17.01%, significantly above the 10.0% minimum for “well-capitalized” designation.
•	Received 2010 Outstanding Business Award from Northwest Christian University’s Center for Leadership and Ethics.
•	Honored as a top 2009 Regional Lender by the U.S. Small Business Administration.
•	Selected as one of the top Northwest publicly traded companies of the decade by The Seattle Times based on shareholder returns from 2000 through 2009.

“While we have not yet returned to our historical level of profitability, I am pleased with the progress we have made in this challenging economy,” said Hal Brown, chief executive officer. “We are becoming increasingly optimistic that we have turned the corner on this deep credit cycle as evidenced by both lower loan loss provisioning, lower levels of loan charge offs, and the reduction in nonperforming assets achieved during the quarter,” added Brown.

Net income for the second quarter 2010 was $1.6 million, compared to net loss of $8.1 million for the second quarter 2009 and on a linked-quarter basis, net income for the second quarter 2010 was up $500 thousand over the first quarter 2010.  Earnings per diluted share were $0.09 for the second quarter 2010, compared to a net loss per diluted share of $0.63 for the prior year second quarter and earnings per diluted share of $0.06 for the first quarter of 2010.  For the first six months of 2010 net income was $2.7 million compared to net loss of $5.2 million for the same period during 2009.  Net income per diluted share was $0.15 for the first six months of 2010, compared to net loss per diluted share of $0.40 for the first six months of 2009.

Non-performing assets, provisioning, and loan statistics
During the second quarter the Bank saw the successful resolution of several impaired credits.  Non-performing assets (“NPAs”) at June 30, 2010, totaled $48.9 million or 4.16% of total assets.  That compares to $54.5 million or 4.59% of total assets at March 31, 2010.  While still elevated, the current level of NPAs was down approximately $5.6 million from the end of the first quarter 2010.  Additional improvement is expected in the third and fourth quarters as other agreed-to resolutions are realized.

“As we suggested in our last earnings release, our NPAs crested in the first quarter 2010,” said Roger Busse, president and chief operating officer. “We also saw significant movement out of our nonaccrual loans into other real estate during the second quarter, which will allow for continued reduction in non-performers throughout the remainder of the year,” added Busse.

The Company’s second quarter 2010 provision for loan losses remained elevated when compared to pre-recession periods, but was lower than the provisions made in the prior four quarters. The second quarter 2010 provision for loan losses was $3.8 million, compared to $4.3 million, $7.0 million, $8.3 million, and $19.2 million in the prior four quarters.  During the second quarter of 2010, the Bank recognized net loan charge offs of $753 thousand, down significantly from the $2.8 million recorded during the first quarter 2010. The allowance for loan losses as a percentage of outstanding loans at June 30, 2010, was 1.97%, compared to 1.42% and 1.94% at December 31, 2009 and June 30, 2009, respectively.

Improved capital levels
During the second quarter 2010, the Company’s capital levels continued to improve through retained earnings and unrealized gains in its securities portfolio.  At June 30, 2010, the Company’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio were 13.21%, 15.75%, and 17.01% as compared to 13.03%, 14.97% and 16.22% at March 31, 2010.  All three ratios at June 30, 2010, significantly exceed the FDIC’s minimum well-capitalized designation levels of 5.00%, 6.00%, and 10.00%, respectively.

Core earnings and net interest margin
Core earnings, defined as earnings before loan loss provisions and taxes, were $5.8 million in the second quarter 2010 compared to $5.9 million in the second quarter 2009.  The small decrease in core earnings was due to a decline in operating income which was partially offset by lower non-interest expenses.  The Bank’s second quarter operating income, defined as net interest income plus noninterest income, was $13.7 million, down $0.9 million or 6.4% from the $14.6 million reported during the second quarter 2009.  The decline is evidence of the Bank’s balance sheet change as assets are increasingly employed in lower-yielding securities as demand for loans continues to be soft.  Additionally, the Company recognized an other-than-temporary impairment (“OTTI”) of $226 thousand on five securities in its private-label mortgage-backed portfolio during the quarter.

Noninterest expense for the second quarter 2010 was $7.9 million, a decrease of approximately $745 thousand or 8.6% from the same period in 2009.  This decrease was primarily the result of reductions in FDIC assessments and other real estate owned of $438 thousand and $467 thousand, respectively.  The decline in FDIC assessments was due to the $510 thousand special assessment recorded in second quarter 2009.  These decreases were partially offset by an increase in legal fees and repossession and collection expenses related to problem loans.  On a linked-quarter basis, the second quarter 2010 noninterest expense was down $239 thousand from the first quarter 2010, primarily due to lower personnel expenses, which declined due to lower accruals for cash settled share appreciation rights.

The net interest margin for the current quarter was 4.74% compared to 5.19% for the same quarter last year. Presentation of the net interest margin for second quarter 2009 was revised to eliminate FHLB stock of approximately $10.7 million from earning assets.  This change resulted in a 5 basis points increase to the previously reported second quarter 2009 net interest margin.  A decline in the net interest margin had been expected due to a decrease in loan volumes and an increase in lower-yielding investment securities.

Core deposit growth continues while loan demand remains soft
During the second quarter 2010, the Company experienced strong growth in its core deposit base. At June 30, 2010, period-end core deposits totaled $841.6 million, up $66.3 million or 8.6% over period-end core deposits at March 31, 2010.  June 30, 2010, outstanding core deposits were up $135.7 million or 19.2% over June 30, 2009, outstanding core deposits. Quarterly average core deposit figures, a measure which reduces daily deposit volatility, show similar results with second quarter 2010 average core deposits of $811.5 million, an increase of $34.4 million or 4.4% over the first quarter 2010 average and an increase of $130.3 million or 19.1% over the second quarter 2009 average.

Loan activity continues to reflect the weak economic conditions and together with the planned contraction in the construction and land development portfolios resulted in a decline in period-end gross loans by approximately $23.8 million or 2.6% from the end of the first quarter 2010. During the second quarter 2010, the Bank successfully participated approximately $6.2 million of dental loans to another institution and retained servicing contributing to the quarterly decline.  In addition, and as planned the Bank’s construction and land development portfolios have declined $72.3 million over the past year and represent 14.0% of total gross loans at June 30, 2010, compared to 20.6% of total gross loans at June 30, 2009. This decline in construction financing was partially offset by increases in the permanent real estate and commercial loan portfolios primarily as they relate to dental and small business financing. Conversely, the Company’s securities portfolio grew by $102.5 million or 119.6% during the period from June 30, 2009 to June 30, 2010.

Conference Call and Audio Webcast:
Management will conduct a live conference call and audio webcast for interested parties relating to its results for the second quarter 2010 on Thursday, July 22, 2010, at 2:00 p.m. Eastern Time / 11:00 a.m. Pacific Time. To listen to the conference call, interested parties should call (866) 292-1418. The webcast will be available via Pacific Continental’s website (http://www.therightbank.com/). To listen to the live audio webcast, click on the webcast presentation link on the Company’s home page a few minutes before the presentation is scheduled to begin.

An audio webcast replay will be available within twenty-four hours following the live webcast and archived for one year on the Pacific Continental website. Any questions regarding the conference call presentation or webcast should be directed to Maecey Castle, vice president and director of corporate communications, at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental, with $1.2 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region's largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, healthcare professionals, professional service providers, and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from business and community organizations. In June 2010, The Seattle Times selected Pacific Continental as one of the Top 20 Companies of the Decade and - for the tenth consecutive year - named Pacific Continental to its  “Best of the Northwest” ranking (formerly referred to as the “Northwest 100”) of top publicly rated companies headquartered in the Pacific Northwest; in March 2010, Oregon Business magazine recognized Pacific Continental as the top-ranked financial institution to work for in the publication’s large company category, making it the tenth consecutive year Pacific Continental has been recognized as one of the 100 Best Companies to work for in Oregon; and in December 2008, for the second consecutive year, the Portland Business Journal recognized Pacific Continental Bank as One of the Ten Most Admired Companies in Oregon.

Pacific Continental Corporation's shares are listed on the Nasdaq Global Select Market under the symbol "PCBK” and are a component of the Russell 2000 Index. Supplementary information about Pacific Continental can be found online at www.therightbank.com

Forward-Looking Statement Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), such as forward-looking statements regarding nonperforming asset trends. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the high concentration of loans of the company's banking subsidiary in commercial and residential real estate lending; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit and other risks and uncertainties discussed in the sections titled “Risk Factors”, “Business” and “Management Discussion and Analysis of Financial Condition and Results of Operations”, as applicable, from Pacific Continental’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.